UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Vineyard National Bancorp

(Name of Registrant as Specified In Its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRESS RELEASE

ISSUED BY JON SALMANSON

VINEYARD NATIONAL BANCORP SHAREHOLDERS UPDATE

New York, N.Y. — August 4, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), announced today that due to the inability to gain approval from the holding company regulators for Mr. Morales to serve as the Company’s President and Chief Executive Officer and as a director, Mr. Morales has withdrawn his application and will not serve as a director of the Company if elected. Following his withdraw, Thomas Koss II has also decided that he will not serve as a director if elected. However, Messrs. Salmanson and Morales will support the election of the previously nominated slate of five directors. The recommended slate of directors is qualified and prepared to complete the initiatives previously laid out by Messrs. Salmanson and Morales.

While Mr. Morales will not be serving in any management capacity or as a director of the Company or its’ subsidiary, Vineyard Bank, his support of and commitment to the alternative slate of five directors that he and Jon Salmanson have proposed is unwavering.

We intend to cumulate all votes represented by proxies for the remaining five nominees at the forthcoming annual meeting of shareholders to be held on Tuesday, August 5, 2008, at the Doubletree Hotel in Ontario, California. Messrs. Salmanson and Morales feel strongly that the urgency of the corrective actions needed to be accomplished, including an immediate capital restoration plan, can only be accomplished by the proposed alternative slate of directors.

According to Jon Salmanson, “While we are disappointed with this direction by the regulatory agencies, our remaining slate is as committed as ever to the Vineyard franchise. Norm has provided great vision and credible solutions to the problems facing Vineyard. Our proposed slate strongly believes in this vision, and has the energies and resources to accomplish what we have started. Our commitment of significant amounts of our personal resources in this effort shows our strong belief in both the short and long term prospects for Vineyard.”

Morales and Salmanson confirmed that they continue to solicit proxies for the election of their proposed nominees to the board of directors of Vineyard.

Jon Salmanson also confirmed the proposed slates’ intent to pursue a capital restoration plan that would provide Vineyard with a significant level of regulatory capital, liquidity and flexibility for its operations. The capital restoration plan has been developed in conjunction with the proposed nominees for election to the Board of Directors, and the financial advisors to the group, which include Friedman, Billings, Ramsey & Co., Inc. and Howe Barnes Hoefer Arnett, Inc.

Mr. Morales stated, “We believe that a fundamental key to Vineyard’s success is to raise significant additional capital. While the Board election had been proceeding, we have taken meaningful steps to work with financial and other advisers so that the new Board can begin implementation of a capital strategy immediately if our recommended nominees are elected. This capital strategy has been developed in recognition of and will reflect the current conditions at Vineyard. Our proposed slate of directors is qualified, prepared and has a plan to act to address the challenges facing Vineyard, unlike the current Board that continues to operate without a plan for success.”

The ability of the proposed slate of nominees to execute its proposed plans, if elected, will depend on a number of factors, including market conditions at the time. Morales commented, “Our efforts continue to be focused on the election of our slate of nominees, the execution of our strategic initiatives in a very challenging economic market place, and rebuilding shareholder value and confidence. We also continue to focus on the interests of Vineyard’s customers and its employees. We urge all of the Company’s shareholders to vote for our proposed slate of directors, so that they can commence the immediate task of rebuilding the Vineyard franchise.”

The Proxy Solicitation

Questions should be referred to:

Jon Salmanson at 212-607-5412 , or j2salman@yahoo.com

Or Georgeson and Company at: (866) 391-7001